Exhibit 10.1

1195 NW Compton Drive, Beaverton, OR 97006-1992, USA Phone: +1-503-748-1100 Fax: +1-503-748-1244 www.planar.com

December 11, 2007

John T. Major

1195 NW Compton Drive

Beaverton, OR 97006

Dear John,

I am very pleased to offer you a regular full time position as Vice President Global Operations and Supply Chain, reporting directly to me. I have every confidence that you can make a significant contribution to Planar’s success and to our strategy. I hope you will give favorable consideration to the following offer components:

•	Annual pay opportunity of $260,000, paid in bi-weekly installments.

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Annual Performance Incentive Plan eligibility at 70% of annual base pay at target for the year. Incentive awards are paid after the end of each quarter, subject to company performance metrics being met. There is also opportunity for an annual award based on the full year results. You will be eligible for full Q2 (and of course Q3 and Q4) incentive and a pro- rated share of any payment due for any payment for full year performance.

•	The Compensation Committee of our Board of Directors has approved:

•	A “Hire On” grant of 10,000 share of Restricted Stock that will vest 6 months after your hire on date.

•	A New Hire grant of 70,000 Time Based Restricted Shares that will vest on a three-year schedule, one third of the shares vesting on each anniversary date beginning one year from your date of hire.

•	A New Hire grant of 50,000 Restricted Shares subject to our FY08 – FY 10 Long Term Incentive Plan.

•	An Executive Severance Agreement (attached)

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Planar offers employees the opportunity to participate in stock ownership through the Employee Share Purchase Plan that offers the opportunity to buy company stock at a discount through direct payroll deductions. Your first opportunity to enroll will be in March 2008.

•	401(k) retirement savings plan with company match (up to 5.5% of eligible employee contributions), enrolment possible during the first month in position.

•	Choice of medical insurance coverage and Flexible Health Spending Account

•	PTO (paid time off) of 25 days.

As part of our commitment to providing a safe, drug free environment for our employees, this offer is dependent on your passing a drug screen prior to your first week as a regular Planar employee. Our local drug screen provider is at the Tanasborne Urgent Care Center / Center for Occupational Health, located at the corner of NW 185th and Cornell Road, Suite #204, Aloha, OR 97006, phone: (503) 216-0213.

John, I would be delighted to have you on the team that will offer continuing opportunity to build your future in a growing Planar. Please sign and return this letter at your earliest opportunity and not later than December 15 2007. As we have discussed we will plan for a starting date of January 28, 2008.

On your first day, you will be asked to provide personal documentation to verify that you have the legal right to work in the United States. (Acceptable documents include, but are not limited to, a current driver's license and original social security card or a current US passport.)

Please indicate your acceptance below and return the signed letter to Terri Timberman, in Human Resources, at 1195 NW Compton Drive, Beaverton, 97006. Also attached for your review and signature is our standard Confidentiality Agreement. If you have any questions regarding this letter or the Confidentiality Agreement, please feel free to call me or Terri Timberman, (503-748-8998)

Sincerely,

Gerry Perkel
President and CEO
Planar Systems, Inc

Accepted by:	/s/ John T. Major	Date:	December 14, 2007
Name

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that Planar Systems, Inc. is an “at-will” employer and does not offer employment on a fixed term basis. Either you or the company can terminate the working relationship at any time and for any reason. The representations in this letter and from our meeting with you should not be construed in any manner as a proposed contract for any fixed term or for any specific terms and conditions of employment contrary to an at-will relationship.